Exhibit 10.10

FORM OF CONFIDENTIALITY AND NONINTERFERENCE AGREEMENT

In recognition of the critical role that you play as an executive with Delphi Automotive LLP and/or one of its direct or indirect subsidiaries or affiliates (collectively, “Delphi” or the “Company”), and as consideration for any and all awards to be granted to you under the Delphi Automotive LLP 2010 Management Value Creation Plan (“Value Creation Plan”) and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Confidentiality and Noninterference Agreement (this “Agreement”) as follows:

1. Covenants.

(a) You acknowledge and agree that: (i) as an executive, you have been and will be exposed to some of the most sensitive and confidential information possessed by or relating to Delphi, including strategic plans, marketing plans, information regarding long-term business opportunities and information regarding the development status of specific Company products, as well as extensive assessments of the competitive landscape of the industries in which the Company competes; and (ii) this information represents the product of the Company’s substantial investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s executives only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.

(b) You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that your position and employment by Delphi has required, and will continue to require, that you have access to, and knowledge of, valuable and sensitive information relating to Delphi and its business including, but not limited to, information relating to its products and product development, pricing, engineering and design specifications, trade secrets, customers, suppliers, unique and/or proprietary software and source code, and marketing plans (collectively, “Confidential Information”); (ii) the direct or indirect disclosure of such Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company and may constitute misappropriation and/or improper use of trade secrets in violation of applicable laws; (iii) you have been and will be given access to, and have been or will be able to develop relationships with, customers, suppliers and employees of the Company at the time and expense of the Company; and (iv) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.

(c) You acknowledge and agree that you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with Delphi, disclose, furnish, disseminate, make available or use Confidential Information of the Company or its customers or suppliers, without limitation as to when or how you may have acquired such information, other than in the proper performance of your duties to Delphi, unless and until such Confidential Information is or shall become general public knowledge through no fault of yours. You specifically acknowledge that all such information, whether written or oral, or in electronic format, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during or after your employment with Delphi (except in the course of performing your duties and obligations as an executive) shall constitute a misappropriation of the Company’s trade secrets. In the event that you are required by law to disclose any Confidential Information, you agree to give Delphi prompt advance written notice thereof and to provide Delphi with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

(d) You acknowledge and agree that: (i) the Business (as defined below) is intensely competitive and conducted by Delphi throughout the world; and (ii) reasonable limits on your ability to engage in activities that are competitive with Delphi are warranted in order to, among other things, reasonably protect the Confidential Information of Delphi and Delphi’s reputation, customer relationships, goodwill and overall status in the marketplace for which Delphi has invested substantial time and resources. You acknowledge and agree that:

(i) During your employment and for twelve (12) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly engage in Competition (as defined below) with Delphi; or

(ii) During your employment and for twenty-four (24) months after the termination of your employment by you or by Delphi for any reason, you will not directly or indirectly:

(1) Solicit for your benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business (as defined below) from any customer that is doing business with Delphi, provided that after termination of your employment, this restriction shall not apply to any entity that was not a customer of Delphi during the six (6) month period immediately preceding the termination of your employment;

(2) Solicit for your benefit or the benefit of any other person or entity from any known potential customer of Delphi, business of the same or of a similar nature to the Business that has been the subject of a known written or oral bid, offer or proposal by Delphi, or of substantial preparation with a view to making such a bid, proposal or offer, provided that after termination of your employment, this restriction shall only apply to a potential customer if the bid, proposal or offer, or substantial preparation for making a bid, proposal or offer occurred during the six (6) month period immediately preceding the termination of your employment; or

(3) Otherwise interfere with the Business of Delphi, including, but not limited to, with respect to any relationship or agreement between Delphi and any supplier to Delphi during the period of your employment, provided that after termination of your employment, this restriction shall only apply to relationships or agreements in effect during the six (6) month period immediately preceding the termination of your employment; or

(4) Solicit for your benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was known to be employed or engaged by Delphi during the period of your employment, provided that after the termination of your employment, this restriction shall only apply to individuals who were so employed or engaged during the six (6) month period immediately preceding the termination of your employment, and provided further, that this restriction will not prohibit solicitation or hiring of any individual whose employment was involuntarily terminated by Delphi, provided at the time of such solicitation or hiring you are not engaged in Competition with Delphi and no solicitation of such individual occurred while he or she was employed by Delphi.

2. Definitions.

(a) For purposes of this Agreement, “Competition” by you shall mean your engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting your name to be used in connection with the activities of any other business or organization anywhere in the world that competes, directly or indirectly, with Delphi in the Business; provided, however, it shall not be a violation of this Agreement for you to become the registered or beneficial owner of up to five percent (5%) of any class of stock of any entity in Competition with Delphi that is publicly traded on a recognized domestic or foreign securities exchange, provided that you do not otherwise participate in the business of such corporation.

(b) For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules, electronic technology and other products and services which Delphi engages in, or is preparing to become engaged in, at the time of your termination.

(c) For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in the Value Creation Plan.

3. Acknowledgements. You acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph 1, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees. You further acknowledge that enforcement of the covenants in Paragraph 1 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the business of the Company, the restrictions set forth in Paragraph 1 are reasonable as to geography, duration and scope.

4. Value Creation Plan Awards. For purposes of the Value Creation Plan and any awards thereunder (collectively, the “Value Creation Awards”), if you engage in conduct in breach of this Agreement prior to or at any time within the one (1) year period after any you receive a payment pursuant to any Value Creation Award, then such conduct shall be deemed to be a breach of the terms of such Value Creation Award, justifying cancellation or rescission of any such Value Creation Award, as applicable.

5. Injunctive Relief. You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement. This Paragraph 5 shall not, however, diminish the right of the Company to claim and recover money damages in addition to injunctive relief.

6. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

7. Waiver. The failure of Delphi to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of Delphi to enforce the same. Waiver by Delphi of any breach or default by you (or by any other employee or former employee of Delphi) of any term or provision of this Agreement (or any similar agreement between Delphi and you or any other employee or former employee of Delphi) shall not operate as a waiver of any other breach or default.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Delphi, any successor organization which shall succeed to Delphi by acquisition, merger, consolidation or operation of law, or by acquisition of assets of Delphi and any assigns. You may not assign your obligations under this Agreement.

9. Disclosure of Existence of Covenants. You agree that while employed by Delphi and for twenty-four (24) months thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent.

10. Notice to Delphi of Prospective Position. You agree that you will promptly notify the Vice President and General Counsel and the Vice President of Human Resources of Delphi if, at any time during your employment or within twenty four (24) months following the termination of your employment with Delphi, you accept a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. You further agree that you will provide Delphi with such information as Delphi may request about your new position to allow Delphi to determine whether such position and duties would likely lead to a violation of this Agreement (except that you need not provide any information that would constitute confidential or trade secret information).

11. No Oral Modification. This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of Delphi.

12. Entire Agreement. Although this Agreement sets forth the entire understanding between you and Delphi concerning its subject matter, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation you may have to Delphi under any other agreement, policy, plan or program of Delphi. You and Delphi represent that, in executing this Agreement, the Employee and Delphi have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles. The parties hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located within the state of Michigan in any matter arising out of or in connection with, this Agreement.

14. Rules of Professional Conduct. Nothing in this Agreement shall be deemed to modify, limit or waive Participant’s professional duties and responsibilities under the Michigan Rules of Professional Conduct, arising from Participant’s service as a lawyer for the Company, its subsidiaries and affiliates, including, but not limited to, duties and responsibilities relating to maintaining client confidentiality, and limitations on the use of client information, which Participant agrees apply to all non-public information that is disclosed to Participant in the course of participant’s employment by the Company as a lawyer. Further, nothing in this Agreement shall construed to serve as a restriction on the right of the Participant to practice law after termination of his or her employment as set forth in such Rules of Professional Conduct, including by accepting employment as a lawyer at a competing company.

I,                             , have executed this Confidentiality and Noninterference Agreement on the respective date set forth below:

Date:
(Signature)

(Name)

5